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                                                                    EXHIBIT 10.3

                                B-III CAPITAL LLC
                               105 ROWAYTON AVENUE
                                NORWALK, CT 06853

ROBERT M. BROWN, III
PRESIDENT




September 24, 1999


Steven B. Dempsey
President
PetQuarters, Inc.
Post Office Box 4 10
Lonoke, AR 72086


Dear Steve,

I offer the professional services of B-III Capital ("B-III") as an investment banker, fundraiser and strategic advisor to PetQuarters, Inc. ("PetQuarters") on the following terms and conditions (the "Agreement"):

         1.   Scope of B-III's Services

              o ON A NON-EXCLUSIVE BASIS, arrange and participate in meetings with prospective EQUITY OR DEBT investors, both financial and strategic

              o ON A NON-EXCLUSIVE BASIS, solicit feedback and negotiate investment agreements with investors in one or more private rounds of EQUITY OR DEBT funding leading to PetQuarters registration and trading of registered shares

              o Serve as a director of PetQuarters if elected/ appointed, subject to acceptable indemnification provisions

              o Work closely with PetQuarters to drive the Company to the stage of a SEC-registered company with actively traded, NASDAQ listed stock

              o Advise PetQuarters on Internet content development

              o Participate in strategic planning meetings with Company
                directors and management

              o Help identify and recruit advisory board members

              o Help develop strategic affiliations and partnerships

              o Maintain liaison with outside shareholders

              o Share network of and coordinate contacts with "Madison Avenue",
                i.e. New York advertising and media companies

              o Help recruit additional members of management team as necessary to sustain growth and credibility for actively traded public company

              o Use contacts to assist in developing commercial banking
                relationships



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              o Use contacts to help develop coverage by Wall Street securities analysts and market makers

              o Prepare and coordinate RFP for investment bankers, conduct interviews and recommend selection of underwriters for public offering of registered shares

              B-III's services shall commence on the date of signing of this Agreement and shall continue until this Agreement is terminated or expires.

         2.   Compensation

              o Retainer - PetQuarters shall pay B-III a monthly retainer of
                $5,000, credited against any success fees, payable on B-III's instructions.

              o Warrants - Upon the signing of this Agreement, PetQuarters shall grant B-III or its designee warrants to purchase the number of PetQuarters shares equal to 5.0% of PetQuarters fully diluted shares on the date of signing. The exercise price of the warrants shall be equal to the closing price of PetQuarters shares traded on the OTC bulletin board on the date of signing. The warrants shall contain customary anti-dilutive protection, including protection against below-market issuance. The warrants shall vest in monthly increments over the two year term of this Agreement, one twenty-fourth per month, subject to forfeiture as provided in section 5. Unvested warrants shall vest immediately in the event of a change of control of PetQuarters or in the event of a successful public offering of registered shares or in the event of termination of this Agreement by PetQuarters without cause as provided in section 5. Unexercised warrants shall expire five years after vesting.

              o Success Fees - In connection with the private placement of any
                PetQuarters shares NEGOTIATED by B-III TO AN INVESTOR PROCURED FOR PETQUARTERS BY B-III, the Company agrees to pay B-III a success fee in cash in an amount of 3% of the CASH CONSIDERATION PAID FOR such shares, less any retainer fees paid and not previously so credited, payable on B-III's instructions at closing of the private placement. The success fee of 3% also applies to any debt placed by B-III on the Company's behalf, less any retainer fees paid and not previously credited.

              o Trailer Fees - Should an investment ("Trailer Transaction") be obtained by the Company, its affiliates, or any other entity formed by the Company whose business purpose is similar to the Company, from an investor introduced to PetQuarters by B-III during the term of this Agreement, and such transaction is completed or committed within a six (6) month period following the termination of this Agreement, the Company shall pay to B-III the full 3% success fee. If a Trailer Transaction is completed or committed more than six (6) but less than one (1) year after such termination, the Company shall pay to B-III half of the compensation provided herein. Thereafter, no compensation shall be due to B-III.

              It is understood that fees shall be payable to B-III under this section when investor funds are received by the Company. If an investment transaction is completed in stages, fees payable to B-III shall also be paid in stages on a pro rated basis.



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         3.   Expenses. The Company shall promptly reimburse B-III for
              reasonable and customary expenses incurred by B-III WITH THE PRIOR CONSENT OF THE COMPANY and properly invoiced to the Company. The Company will allow a maximum monthly sum of $400 for incidental expenses without prior written consent. The Company upon receipt of the corresponding receipts or other documentation will reimburse these expenses.

         4. Indemnification. It is hereby understood and agreed that the Company will indemnify B-III and its directors, officers, employees, agents and controlling persons (B-III and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, resulting from a claim related to or arising out of any transaction ENGAGED IN or service PERFORMED BY B-III AND contemplated by this Agreement. The Company will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from B-III's bad faith, willful misconduct, MISREPRESENTATION, OMISSION or negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company related to or arising out of the engagement of B-III pursuant to, or the performance by B-III of the services contemplated by this Agreement except to the extent that any loss claim, damage or liability is found in final judgment by a court of competent jurisdiction to have resulted from B-III's bad faith, willful misconduct, MISREPRESENTATION, OMISSION or negligence.

              If any action or proceeding shall be brought or asserted against an Indemnified Party in respect of which indemnity shall be sought from the Company, the Indemnified Party shall promptly notify the Company in writing and the Company shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Company has agreed to pay such fees and expenses or (ii) the Company shall have failed promptly to assume the defense of such action or proceeding and employ counsel, reasonably satisfactory to the Indemnified Party in such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the Company or an Indemnified Party and the Company or such Indemnified Party which are different from or additional to those available to the Company (in which case, if the Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnified Party, it being understood however, that the Company shall not, in connection with any one



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              such action or proceeding or separate but substantially similar or related actions or proceeding arising out of the same general allegations or circumstances be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the Indemnified party, which firm shall be designated by the Indemnified Party.

              If the indemnification provided herein is for any reason held unenforceable by an Indemnified Party although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and B-III, on the other hand, of the transaction of the Company or (ii) if (but only if) the allocation provided for in clause (I) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (I) but also the relative fault of the Company, on one hand, and B-III on the other hand, as well as any other relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and B-III of a transaction shall be deemed to be in the same proportion that the total value received by the Company as a result of or in connection with the transaction bears to the fees to be paid to B-III under this contract.

              The Company agrees that, without B-III's prior written consent, it will not settle, compromise or consent to the entry of any judgement in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this letter agreement (whether or not B-III or any other Indemnified Party is an actual or potential party to such claim, action or proceeding) unless the foregoing releases B-III from all liability or obligation. B-III shall act as an independent entity, and any duties of B-III arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

              Any advice (written or oral) rendered by B-III in connection with an engagement pursuant to this Agreement or any similar letter shall be covered by the terms of this Agreement to the extent not otherwise expressly agreed and this Agreement may not be disclosed publicly without B-III's written consent except to the extent required by applicable law.

              The foregoing provisions shall survive any termination of this Agreement. The parties hereto waive the right to trial by jury in connection with any claim relating to the services contemplated by this Agreement, including any claim concerning B-III's advice. THE PROVISIONS OF THIS PARAGRAPH 4 SHALL NOT APPLY TO ANY LOSSES, CLAIMS OR ACTIONS TAKEN OR COMMENCED AGAINST B-III, OR ANY DESIGNEE OF B-III, AS A RESULT OF ACTIONS ENGAGED IN AS A DIRECTOR OF PETQUARTERS.

         5. Expiration/Termination. This Agreement shall continue for a term of two years from the date it is signed, unless terminated by PetQuarters or B-III or extended in writing by both parties. Either party may terminate this Agreement on 30 days prior written



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              notice. If PetQuarters terminates without cause, B-III's warrants fully vest immediately. If PetQuarters terminates with cause (BEING B-III'S FAILURE TO PERFORM THE DUTIES SPECIFIED IN THE "SCOPE OF B-III'S SERVICES" DESCRIBED ABOVE) or B-III terminates for any reason, B-III forfeits its unvested warrants. The expiration or termination of this Agreement shall in no way affect the fees paid or to be paid pursuant to Paragraph 2 hereof or B-III's rights to indemnification under Paragraph 4.

         6. Governing Law/Dispute Resolution. The arrangements set out in this letter agreement shall be governed by New York law and each party agrees for the benefit of the other that proceedings against it may be brought by the New York courts (without prejudice to the other's right to bring proceedings elsewhere).

         7. Assignment. Neither this Agreement nor any rights or obligations of either party hereunder may be assigned to any other person without the prior written consent of the other party. The provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

Sincerely,

B-III Capital LLC


By:
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   Robert M. Brown, III
   President

                                       Agreed to and accepted as of the 25th day of October 1999:

                                       PetQuarters, Inc.


                                       By:
                                          --------------------------------------
                                          Steven B. Dempsey
                                          President



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